Exhibit 99.1

Kansas Grid Performance Grid performance for U.S. Premium Beef, LLC (USPB) cattle delivered to Kansas plants during the first quarter of fiscal year 2022 is summarized in Table 1 (page 3). Typically, the first quarter is known for higher quality grading, but lesser rewards in the marketplace. Other trends expected in the first quarter, historically, are fatter yield grades and more age - related discounts since the industry is typically marketing older cattle before calf - feds are ready for harvest. First quarter premiums have tended to be lower, as well. Quality grading of USPB cattle was high, which is typical for the first quarter. The percentage of carcasses grading Choice and Prime was 88.71%, which was the sixth highest in nearly 25 years of company history. Prime percentage was the fourth highest. Premiums in the marketplace started strong, but moderated throughout the first quarter. Prime premium used on the grid decreased from the record high in the previous quarter, but was still the fourth highest quarterly average. Figure 1 (page 4) shows the Prime premium and the Choice/Select spread used on the Base grid each quarter. Both decreased from recent high levels but remained above the long - term seasonal average for the first quarter. The percentage of USPB carcasses that qualified for the Black Canyon Premium Reserve (BCPR) branded beef program was third highest. Certified Hereford Beef Premium (CHBP) brand percentage was the highest quarterly average in the three years since it was added to the Base grid, driven by a record high number of red, white - faced cattle delivered during the quarter. Quality grade premium per head, in Figure 2 (page 4), was down significantly from the record set the previous quarter, but was the highest first quarter average in company history. continued on page 4 IN THIS ISSUE Grid Performance ...................... 1 Financial Results ........................ 1 USPB Annual Meeting .............. 7 A Look Overseas ....................... 8 From the Ranch .......................... 9 Young Producers Class ............ 10 Blair Brothers Angus Receives Stewardship Award ................. 10 Iowa Premium’s New Production Facility .................. 11 U P D A TE VOLUME 26, ISSUE 2 USPREMIUMBEEF.COM 866.877.2525 MAY 2022 FIRST QUARTER REPORTS GRID PERFORMANCE FINANCIAL RESULTS USPB has closed its books for the first quarter of fiscal year 2022 and has filed the results with the Securities and Exchange Commission. For the quarter, which ended March 26, 2022, USPB recorded net income of $61.0 million compared to net income of $35.1 million in the same period in the prior year, an improvement of approximately $25.9 million. The year - over - year improvement was the result of higher net income at National Beef. National Beef Packing Company, LLC (National Beef) realized net income of $415.4 million, in the first quarter, compared to net income of $242.5 million a year ago, an improvement of $172.9 million. Higher per unit beef processing margins, along with a slight increase in volume, led to an increase in overall profitability in the 2022 period, as compared to the 2021 period. The increase in USPB’s net income in the first quarter allowed for increased distributions made to members. In the quarter, USPB paid $41.1 million in continued on page 2

CONTACT U.S. Premium Beef Headquarters P.O. Box 20103 Kansas City, MO 64195 Phone: 866 - 877 - 2525 www.uspremiumbeef.com uspb@uspb.com OUR MISSION “To increase the quality of beef and long - term profitability of cattle producers by creating a fully integrated producer - owned beef processing system that is a global supplier of high quality value - added beef products responsive to consumer desires.” STAFF Stan Linville, Chief Executive Officer Scott Miller, Chief Financial Officer Danielle Imel, Sr. Vice President, Treasurer Tracy Thomas, Vice President, Marketing Brian Bertelsen, Vice President, Field Operations Lisa Phillips, Director of Operations Marva Weir, Administrative Assistant Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef. FINANCIAL RESULTS continued from page 1 tax distributions, or $54.59 per combined unit, and a $77.8 million discretionary distribution, or $103.21 per combined unit. USPB producers delivered 236,541 head of cattle through USPB to National Beef’s Kansas and Iowa plants in the first quarter. Average gross premium for all cattle delivered was $59.91 per head, with the top 25% and 50% receiving premiums of $105.34 and $87.63, respectively. USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace. Please call our office if you have questions about USPB’s financial and operational results. Ƈ MAY IS BEEF MONTH! Is your go - to a Kansas City strip steak or a ribeye? Do you like to smoke a brisket or grill a tri - tip? Although there are lots of opinions on the favorite cut to serve, many reading this newsletter can proudly admit to shoveling snow in order to clear a path to the barbeque. As we celebrate “May is Beef Month!” nationwide, enjoy many new recipes from www.beefitswhatsfordinner.com. This Beef Checkoff sponsored website, plus many state beef council sites, offer many mouth - watering recipes for the season. Happy grilling! Ƈ

GRID PERFORMANCE

USPB Grid Performance for Cattle Harvested in Kansas

* = record high/large

Table 1	FY22, Q1 (this Qtr)	FY21, Q4 (last Qtr)	FY21, Q1 (year ago)	FY22, Q2-to-date
USDA-KS cash $/cwt.	$138.24	$130.50	$112.67	$138.56
Choice/Pr. Threshold, %	74.83	71.09	77.12	74.05
CH/SE spread, $/cwt.	$7.75	$21.73	$11.86	$8.45
Prime/CH spread, $/cwt	$32.32	$46.10*	$19.50	$19.75
CAB spread, $/cwt.	$5.34	$7.77	$4.50	$4.40
Plant Average YG 4&5, %	14.88	16.98	18.98	14.34
% steers	43.32	47.68	45.38	41.59
% black hided	75.81	74.64	74.75	73.54
Apparent Avg Daily Gain	3.63	3.65	3.60	3.33
In weight	772	783*	769	738
Days fed	169	168	171	181
Live weight	1,384	1,395*	1,384	1,340
Carcass weight	885	891*	884	856
Yield, %	63.98	63.91	63.87	63.92
Prime, %	7.40	6.22	6.48	6.08
Choice & Prime, %	88.71	83.53	88.53	85.27
CAB, %	27.38	21.45	27.53	25.27
CHBP, %	0.81*	0.51	0.71	0.60
BCPR, %	20.88	20.72	21.40	18.68
Yield Grade 1&2, %	40.23	43.99	39.78	47.49
Yield Grade 3, %	42.71	40.72	42.42	39.35
Yield Grade 4&5, %	17.06	15.29	17.80	13.16
Average backfat, inches	0.61	0.63	0.61	0.58
Actual–Required REA, sq.in.	0.54	0.77	0.49	0.74
Total Heavyweight, %	5.72	6.52*	5.31	3.27
Total Condemned liver, %	16.41	17.23	20.33	18.53
Open Abscessed liver, %	2.28	2.61	3.10	2.86
QG premium/head	$39.36	$57.75*	$31.08	$23.89
Yield benefit/head	$17.54	$15.35	$11.97	$15.07
Yield Grade premium/head	-$0.04	$5.36	$4.76	$4.82
Outweight discount/head	-$4.04	-$4.86	-$3.57	-$2.43
Steer premium/head	$6.07	$6.63	$6.27	$5.55
Subtotal premium/head	**$58.89**	**$80.23**	**$50.51**	**$46.90**
Natural premium/head	$0.81	$3.02	$0.40	$0.62
Total premium/head	**$59.70**	**$83.25**	**$50.91**	**$47.52**
Top 25% premium/hea	$104.32	$154.88*	$88.13	$87.82

May 2022 uspremiumbeef.com 3

GRID PERFORMANCE

continued from page 1

Industry average, reported by USDA, was record high for Choice and Prime percentage of all fed cattle graded in U.S. packing plants at 84.51%. Nationwide, 71.5% of all cattle graded were black-hided. By comparison, USPB cattle were 75.81% black-hided and have been greater than 73% for the past 13 years.

Live slaughter weight of USPB cattle was the fourth highest quarter on record. Average carcass weight was third highest. Both weights were down from the record highs set during the previous quarter. Total heavyweight percentage was the third largest in company history, but was down from the previous quarter and slightly higher than a year ago.

Overall, weather was good during the quarter which supported yield, or dressing percentage. As a result, yield benefit per head on the grid was stronger during the first quarter.

Yield Grade 4 and 5 percentage of USPB cattle increased from the previous quarter; however, plant average decreased, or became leaner. In fact, plant average Yield Grade 4 and 5 percentage has not been this low for two years. As a result, yield grade premium per head went to essentially zero. Figure 3 shows the Yield Grade 4 and 5 percentage for USPB cattle and the plant average during recent years.

Total premium per head, shown in Figure 4 (page 5), was $59.70 per head more than if the cattle were sold on the average Kansas cash market. This was the 10th highest average premium. The top 25% average premium was $104.32, which ranked as the fifth highest. Larger quality grade premiums early in the year helped boost premiums on cattle that graded and performed well on the rail.

continued on page 5

Figure 1


Premiums, $/cwt
$50
$40
$30
$20
$10
0
Prime/Choice spread
Choice/Select Spread

Figure 2


Quality Grade Premium, $/hd
$60
$50
$40
$30
$20
$10
0

Figure 3


Yield Grade 4&5, %
25
20
15
10
5
USPB
Plant Avg

4 uspremiumbeef.com May 2022

May 2022 uspremiumbeef.com 5 continued from page 4 So far, for cattle harvested during the second quarter - to - date, the majority of the data is following typical seasonal trends. Calf - feds are beginning to be harvested, so average in - weight when they entered the feedyard is lower and days fed is much longer. Weights are down, so there are less heavyweights. USPB cattle are leaner and have returned to having less Yield Grade 4 and 5 carcasses than the plant average, resulting in a premium for yield grade once again. Though we only have data for about one - third of the quarter, a couple things are different than the normal seasonal changes. The percentage of steers delivered has decreased, when typically, the second quarter is usually known for a greater concentration of steers. Less total premium is also contrary to the normal seasonal trend. This is largely due to the lower premiums for quality that we’ve seen so far this quarter. However, there is a lot of the second quarter remaining. Typically, the Choice/Select spread increases throughout the second quarter and, lately, it has been steadily increasing. Iowa Grid Performance Summary Grid performance for USPB cattle delivered to the Tama, Iowa, plant is summarized in Table 2 on page 6. Results from the Iowa grid cannot be compared directly to those from the Kansas grid. Only black - hided cattle are harvested at the Tama plant. The Iowa grid compares to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard in Kansas. Therefore, the Iowa grid does not have a “yield benefit” like the Kansas grid. Instead, the benefit of the “formula allowance,” which is added to the USDA dressed delivered price, is listed.There are also other differences in the structure of the continued on page 6 GRID PERFORMANCE Total Premium, $/hd Figure 4 $100 $80 $60 $40 $20 0 Iowa Quality Grade Premium, $/hd Figure 5 $100 $80 $60 $40 $20 0 Figure 6 Iowa QG Premium, % of Total Premium 120% 100% 80% 60% 40% 20%

GRID PERFORMANCE

USPB Grid Performance for Cattle Harvested in Iowa

* = record high/large
† = record low

Table 2	FY22, Q1 (this Qtr)	FY21, Q4 (last Qtr)	FY21, Q1 (year ago)	FY22, Q2-to-date
USDA-IA/MN dressed $/cwt.	$221.32*	$205.21	$177.43	$227.07
Choice/Prime threshold, %	90.00	90.52	94.60	90.00
Plant Average YG 4&5, %	31.97	34.78*	34.57*	22.21
% steers	45.18†	55.15	59.89	44.90
Live weight	1,420*	1,411	1,391	1,403
Carcass weight	896*	891	873	885
Yield, %	63.13	63.17	62.80†	63.07
Prime, %	21.52	21.44	24.06	22.02
Choice & Prime, %	94.55	94.34	95.44*	94.42
CAB, %	36.42	34.49	35.56	36.18
Yield Grade 1&2, %	13.20	11.76†	14.55	11.60
Yield Grade 3, %	57.92†	58.82	63.49*	59.11
Yield Grade 4&5, %	28.88	29.42*	21.96	29.29
1050-1099 lb. heavy, %	4.24	3.73	2.59	2.71
1100+ lb. heavy, %	2.00	1.69	1.06	1.29
QG premium/head	$58.93	$94.24*	$37.29	$36.78
Formula Allowance/head	$9.00	$8.20	$17.61	$8.85
YG premium/head	$2.54	$5.93	$16.78	-$4.59
Outweight discount/head	-$7.68*	-$6.75	-$4.52	-$4.96
Total premium/head	**$62.79**	**$101.62***	**$67.16**	**$36.08**
Top 25% premium/head	$119.07	$176.79*	$114.65	$66.62

continued from page 5

two grids. These are different cattle, harvested at a different plant in a different region on a different grid.

Fiscal year 2022 marks the third year USPB has offered the Iowa grid. Volume of cattle delievered to Iowa continues to increase. During the first quarter, a record high number of cattle were delivered. In general, the cattle are improving and feeders who regularly deliver cattle are gaining more experience.

Quality grade premium per head, shown in Figure 5 (page 5) was down from the record high during the previous quarter, but remained the second highest of the nine full quarters cattle have been delivered on this new grid. During the first quarter, premiums for Prime and CAB steadily decreased from the record highs during the previous quarter, but remained above historic averages for the season.

Cattle delivered on the Iowa grid are very high quality. When quality premiums in the marketplace are high, quality grade premium is pushed higher. Even though the Iowa grid has a fixed threshold of 90% Choice or better and a plant average threshold for CAB, quality grade premium is still the largest component of the total premium per head. Figure 6 (page 5) shows the percentage of quality grade premium contribution to total premium each quarter.

During the first quarter, USPB cattle were fed longer. Average yield grade was the second highest, down from the record high during the previous quarter. Live and carcass weights were both record high in quarter one, even with a higher percentage of heifers.

Typically, USPB carcasses tend to have less Yield Grade 4s and 5s compared to the Iowa plant averages of the cattle purchased on the cash market. Many USPB groups are sorted at the feedlot. As a result, average yield grade premium per head has always been positive. Even producers who sell an entire pen are continued on page 7

6 uspremiumbeef.com May 2022

GRID PERFORMANCE

continued from page 6

getting better at evaluating composition and marketing cattle in a timely manner while still maintaining quality grade.

Total heavyweight percentage was the second highest. As a result, outweight discount per head was the largest on record. Formula allowance per head differed from a year ago due to changes to the grid that were implemented in October 2021.

The overall total premium, shown in Figure 7, was $62.79 per head more than selling on the cash, dressed delivered market in the Iowa/Minnesota region as reported by the USDA. Currently, this region leads the market, resulting in a very strong base carcass price on the USPB Iowa grid.

Figure 7


Iowa Total Premium, $/hd
$120
$100
$80
$60
$40
$20
0
20Q1
20Q2
20Q3
20Q4
21Q1
21Q2
21Q3
21Q4
22Q1

If you have black-hided cattle you would like to deliver to the National Beef plant in Tama, Iowa, or if you have questions about the grid, please call 866-877-2525 and ask for Brian. ♦

USPB CONDUCTS ANNUAL MEETING

For the first time since 2019, USPB held its annual meeting in person. The fiscal year 2021 annual meeting was held in Dodge City, Kansas, March 16. Mark Gardiner, USPB Board Chairman, welcomed participants to the meeting and remarked how good it was to meet in person.

National Beef updates were provided by Tim Klein, president and CEO; and Monte Lowe, chief operating officer. It was a record year for National Beef, even with significant disruptions from COVID-19. Klein described the significant disruptions, the adjustments in demand shift from food service to retail, the negative effects on the global leather industry and the volume increase that took place with the Kansas City Steak Company.

In all, National Beef spent more than $100 million responding to the effects of COVID-19. Many safety plans, procedures and changes to the work environment were implemented in heightened efforts to ensure worker safety.

Klein and Lowe reported on National Beef's operations including processing, transportation, direct-to-consumer, wet blue leather processing, consumer-ready and further processing products. National Beef supplies boxed beef and branded products domestically, and internationally to over 60 countries. A report on the Tama, Iowa, facility was provided (for more details, turn to page 11). The case-ready plants in Pennsylvania and Georgia supply case-ready products to multiple grocery chains throughout the eastern U.S. Demand for leather products remains solid, with products shipped globally.

During the USPB business meeting, CEO Stan Linville highlighted cattle deliveries and National Beef operations pertaining to USPB, including the positive impact for members. CFO Scott Miller provided financial performance outlining the company's record year. Brian Bertelsen, vice president of field operations, rounded out the report with a summary of USPB cattle and carcass performance.

Following dinner, Dr. Ted Schroeder of Kansas State University provided a presentation about domestic economics. He emphasized how improved value of beef production has created a true shift upward in the demand curve and consumers are willing to pay higher prices for higher quality.

Please make plans to attend the USPB annual meeting next year on March 15, 2023.♦

May 2022 uspremiumbeef.com 7

8 uspremiumbeef.com May 2022 From an office overlooking Chicago’s Michigan Avenue and Millennium Park, less than a mile from the Chicago Harbor, Peter Michalski reviews the previous week’s meat sales from Tokyo. He does the same for figures from Seoul, and then Hong Kong. Next, he checks shipments bound for South America, Egypt and the Middle East. As president of National Beef’s International Division, Michalski oversees the organization’s international business, including operations at the Chicago headquarters and its three remote offices in Seoul, Korea; Tokyo, Japan; and Hong Kong, China. Originally from Poland, this University of Illinois Chicago alumni started with National Beef in 1995 as a summer intern while on a student visa. Michalski enjoyed the environment of the business — its opportunities, challenges and people — and his ever - extending internship developed into a career and permanent residence in the U.S. When Michalski started, National Beef’s export business was relatively small and done through Japanese and Korean traders stationed in the U.S. As markets developed, the beef processing company established locations in the Far East, and hired locals to help supply those major markets. The Seoul office opened its doors in 1996, where three employees now manage sales in Korea.The Tokyo location was added a year later with six people handling business in Japan. The Hong Kong branch, with two staff members, services Hong Kong, greater China,Taiwan and Singapore. All other international exports are directed from Chicago. In the last 25 years, the export business has become a major contributor in adding value to National Beef through market premiums. “That’s why we export — because we can get premiums over the items that we sell domestically,” Michalski says. Right product, right place, right time Alternate markets provide a home for variety meats and offal — the entrails and organs that drop from the carcass, or “drop credit” — markets that have a higher demand for such items than in the U . S . Michalski points to tissues like omasums and abomasums (stomach), livers, large intestines, small intestines and tongues that are in high demand elsewhere. In Japan, for example, tongues that sell domestically at $8.50 can go for $9.50 to $10, if not more during peak seasons. Other primals, like short ribs and chuck rolls, are predominately exported for higher value, which balances domestic sales. Michalski explains, “In 2003 during the BSE [bovine spongiform encephalopathy] crisis, when all exports stopped and we had to ship or sell everything domestically, we really saw how big of a challenge that was, especially on items that went predominantly for export.” Though the beef export scene has done a complete turnaround since 2003, it is not immune to current freight and shipping strains affecting all exporters and importers. When it comes to National Beef shipments, most product goes through West Coast ports because of trade lanes to the Far East. Shipments to South America, Egypt and the Middle East require ports in the Gulf and East coasts. All of these ports are subject to holdups. “This is a worldwide phenomenon,” Michalski says.“Around 20% of vessels are anchored somewhere outside of ports, waiting to be birthed and unloaded in the entire world. That’s a huge number, and it does affect us.” A pressing concern for American ports is the looming contract renewal between the International Longshoreman and Warehouse Union and the Pacific Maritime Association. In a nutshell, this agreement keeps ports in operation. The existing contract is up at the end of June, and negotiations for the next are slow to get started. If the renewal is delayed, that leaves possibility for loads going overseas to be stuck through the July 4th weekend. Staying competitive Political and economic setbacks aside, U.S. beef outshines many of its competitors in overseas markets. Traceability naturally makes its way into the conversation about giving American beef an edge over foreign competitors. Michalski acknowledges most international customers are interested in a traceback system, yet they are not willing to pay 25 to 50 cents more per pound for that information. “There is a value in it, but there’s also a cost involved,” he says of traceability. “I just don’t see countries really paying additionally to offset the costs.” What’s more, most people outside of the U.S. do not recognize individual states by name, nor really care to. Michalski adds,“I think that’s where the value really is — being able to say this is U.S. beef, produced according to A LOOK OVERSEAS Peter Michalski, president National Beef Packing International Division continued on page 8

May 2022 uspremiumbeef.com 9 OVERSEAS WITH PETER MICHALSKI continued from page 8 U.S. standards.That’s what counts and what sets us apart from competition such as Australia.” This elevated quality is especially effective in gaining market share in China, the fastest growing market for U.S. beef exports, but also one of the most volatile. Recent government shutdowns to limit the spread of another COVID - 19 outbreak are impacting almost 50 million people, which could limit consumer access to beef. Pandemic aside, an inhibitor to China’s import volume in the coming years is the republic’s requirement for ractopamine - free cattle. Since China is a fairly new recipient of American product, consumers need more time and education to appreciate its benefits and uphold an increasing demand rate. Ultimately, the best offense and defense is a superior product — something National Beef can supply due to its unique connection to cattle producers. “When we talk about National Beef to our international audiences, one of the things we talk about is the relationship we have with USPB,” Michalski says.“And it’s a very unique relationship because it’s a win - win situation. The better quality cattle that USPB provides National Beef, the better quality product we’re able to put into the box, the better premiums we’re able to get from the customer, and the happier the customer.” For USPB members and producers supplying to National Beef, directive from the international division is clear: “Continue the course of supplying safe, delicious, wholesome beef to people’s dinner plates.” Ƈ For Lyle Perman of Rock Hills Ranch, land preservation lives in his blood. Just outside of Lowry, South Dakota, the 7,500 - acre ranch has been in the family for over five generations — homesteaded in Dakota territory before it was organized as a state. Perman cares for around 500 head of Angus cattle here, maintaining the ecosystem through rotational grazing, water development and cross fencing. Part and parcel of the sustainability program is his associate membership with USPB. “I’ve always been interested in adding value to what we have on our ranch, so the whole idea of U.S. Premium Beef intrigued me from the beginning,” he says. “Our investment in it has helped keep grass right - side up on our ranch and makes our ranch more economically sustainable. It’s been a good investment, as well as a good marketing option for the cattle that we produce.” Positive practices The driving force behind operations like the Permans is raising better cows every year. “Cows are the key,” he says. “Cows make a positive impact to not just the ecosystem, but also to issues that relate to climate — whether it’s water, whether it’s the air or whether it’s our soils.” Lyle Perman (center, back row) and his family of Rock Hills Ranch focus on raising better cows every year to improve the ecosystem on their Lowry, South Dakota, ranch . The Permans’ environmentally conscious choices have earned Rock Hills Ranch several sustainability awards over the years. One is the Leopold Award from the Sand County continued on page 10 FROM THE PRESERVATION RANCH THE PERMAN WAY

10 uspremiumbeef.com May 2022 At the February Cattle Industry Convention in Houston, Blair Brothers Angus Ranch of Vale, South Dakota, was recognized as the region seven award winner for the Environmental Stewardship Awards Program. Blair Brothers Angus is a USPB Qualified Seedstock Supplier operation. The Blairs embrace conservation practices to enhance soil, water, livestock and wildlife quality. “The land ethic that drives this family is rooted in improving soil health, water quality and wildlife habitat,” said Ed Blair. “Grass is a renewable resource and if you manage the resource, it will take care of you.” The National Cattlemen’s Beef Association’s (NCBA) Environmental Stewardship Awards Program announces seven regional award winners annually. Recipients are recognized for their commitment to protecting the environment and improving fish and wildlife habitats while operating profitable cattle operations. Ranches that have been acknowledged for this award are known for “leaving the land in better shape for future generations, while inspiring the next generation of land stewards.” Ƈ BLAIR BROTHERS ANGUS RECEIVES STEWARDSHIP AWARD Foundation.The other, national and regional awards from NCBA’s Environmental Stewardship Awards Program. “Sustainability has many different parts to it — economic, personal with the people you’re dealing with, the product that you’re delivering,” Perman says.“We’re doing what we think is a good job and, as a result, the industry has graciously awarded our ranch.” Economically, business must sustain to enable the operation to improve the land and protect it from development. In that spirit, USPB has been a natural fit for the business model. Sustainable choices Perman’s business has always been inclusive. Communication amongst employees and managers is key to a sustainable operation and achieving goals, a philosophy shared by USPB. Beef production, from start to finish, is a transparent process for USPB members, who have an ownership position in National Beef plants, where their finished cattle are delivered. In return, producers are provided with comprehensive carcass data to apply newfound insights into breeding programs — ultimately identifying animals that can meet consumer demands for beef and simultaneously make the best use of finite resources. “We know what the consumer wants and the type of grids that USPB offers… and how they can benefit us financially,” he explains. “As a result, it’s a product that the consumer likes and that’s what we’re in business for.” Ƈ PRESERVATION THE PERMAN WAY continued from page 9 The USPB Young Producers Class (YPC) program began in 2016 with a goal to provide young men and women an opportunity to become better acquainted with USPB. Since the first class, attendees have toured the National Beef processing plant in Dodge City, Kansas; the USPB headquarters and the Kansas City Steak Company in Kansas City, Missouri; and the National Beef Leathers in St. Joseph, Missouri. Unfortunately, the pandemic forced cancellation of YPC activities. Access to National Beef facilities is a crucial part of YPC, and it was best to reconvene activities once access to facilities was possible. At this time, the date outside guests can access National Beef facilities is unknown; however, we remain hopeful for access in late summer. If you know a young staff member who can benefit from participation in YPC, please email us at uspb@uspb.com. We will be in touch to learn the specifics of the individual for consideration in upcoming YPC classes. Ƈ YOUNG PRODUCERS CLASS UPDATE

May 2022 uspremiumbeef.com 11 ANNOUNCING IOWA PREMIUM’S NEW PRODUCTION FACILITY Changing the landscape of beef production in Tama, Iowa, with a ground - breaking, state - of - the - art production facility. In America’s Heartland, things are built to last. People take pride in refinishing, refurbishing and reinvesting in what they already have, rather than tossing it aside in favor of something shiny and new. Generation after generation, an “if it ain’t broke” attitude and a bit of elbow grease keep things humming along. But even the most reliable of things, like grandpa’s old F - 150, can’t last forever. As time passes and technology advances, we often must choose to build something new to last well into the future. In Tama, Iowa, National Beef is excited to announce it will begin construction on a new, state - of - the - art beef processing facility for Iowa Premium ® in the spring of 2022, directly to the north and west of the current facility. This investment will allow National Beef to increase its capacity to 2,500 head per day, creating additional jobs in central Iowa, adopting innovative automation technologies and supporting the Iowa cattle industry. The project will have an immediate and long - lasting positive effect on Tama employees, the community, the local job market, suppliers and customers. A decision this monumental is complex, so Colby Horn, executive vice president of operations, helped summarize this (quite literally) groundbreaking project . “It’s a proud moment for the company, the community and for Iowa cattle production as a whole,” Horn said . And from there, he broke it down into three areas where the National Beef ® family will be impacted internally and three external relationships that will be impacted by this monumental project. The decision to build a brand - new production facility rather than retrofit the existing one was made with three internal strategic priorities in mind: • People • Processes • Product People “We have the best team members in the industry. We want our people to build a career working at National Beef. This new facility is being designed to support the safety and well - being of our team.We know the job we ask them to do is difficult, and it’s our job to make their work as safe and enjoyable as possible.” The initial designs showcase a facility that integrates ergonomic support throughout the operation, accommodating environments for team member breaks as well as the space that will allow National Beef to scale automation as much as possible to maximize safety and promote long, healthy careers. Simply put,“We’re creating a space that prioritizes team members’ welfare,” Horn said. continued on page 12 FIELD NOTES The project will have an immediate and long - lasting positive effect on Tama employees , the community , the local job market , suppliers and customers .

12 uspremiumbeef.com May 2022 • Community partners • Cattle suppliers/feeders • Customer programs continued from page 11 Processes “The process, then, goes hand - in - hand with the employee experience. Everything we do runs more smoothly when our people are happy, engaged and have the tools they need to best do their jobs,” Horn said. This new facility is designed to emulate best practices from National Beef’s other facilities and built with the future in mind, as well. It will accommodate current processes and will be able to scale to any automation possibilities, and ensure it maintains or exceeds all environmental, people safety and food safety compliance standards. Products “When our people are taken care of and our processes are optimized, producing quality products for customers with highly discerning expectations comes naturally,” Horn said. The production of quality products is the foundation on which Iowa Premium, and all of National Beef, builds customer relationships. This new facility will only strengthen the commitment to those programs and partnerships. While these three priorities focus on internal structure, there are also three external relationships that National Beef will focus on in building this new facility: 2022 APRIL MAY JUNE JULY 2023 JANUARY FEBRUARY MARCH APRIL MAY JUNE Site excavation to begin in the spring of 2022. Parking for employees (west) and trucks/trailers (east) will be built early, and used as staging areas for building construction. The complex will include 18 different buildings for various processes in the beef processing facility. Construction to begin in the summer of 2022 and continue for 18 - 24 months. continued on page 13

2023

JULY

AUGUST

SEPTEMBER

OCTOBER

2024


BLDG TURNOVER / EQUIPMENT INSTALL
DISTRIBUTION CENTER
ENCLOSED
HOT BOX
BLDG TURNOVER / EQUIPMENT INSTALL
ENGINE ROOM
EQUIPMENT INSTALL
BOILER/HIDE/RENDERING /PRETREATMENT
ENCLOSED
KILL FLOOR

The main building structures are planned to be completed in the summer/fall 2023. The equipment installation will take another 9-12 months.

continued from page 12

Building a stronger community

"This facility represents Iowa Premium's continued investment in the Tama community and surrounding areas. We will be hiring for 400 new positions at the facility upon opening, each of which will offer stable, fulfilling work, an opportunity to grow and advance, and lifelong careers," Horn said.

This expansion represents economic growth and a deeper commitment to Tama, Tama County and the state of Iowa.



Rendering of the completed facility fall/early winter 2024.

Deepening relationships with cattle suppliers and family farm feeders

"Our relationships with these family farm feeders are the source and lifeblood of our operation. This region raises some of the highest quality cattle in the country," Horn said. "Further, our growth and expansion will help fuel their growth and expansion, and we're grateful to be part of their expanding business operations, as well."

Customer programs

National Beef's current and future customer base is ever evolving, and their consumers' product needs change with them. This new facility positions them to be able to meet these new and discerning demands.

"This investment allows us to strengthen our commitment and relationship with customers who want to source high-quality Iowa Black Angus beef, and potentially opens the door for further expansion of markets and customers," Horn said.

With all these factors defined and outlined, Tim Klein has shared plans for the new Iowa Premium facility with lawmakers on Capitol Hill and Iowa congressional staff, and recently met with Governor Reynolds to discuss the vision and far-reaching benefits of this new facility.

Iowa Premium General Manager Jon Surman recognizes the impact and shares in the excitement of the announcement, as well.

"To be part of the planning team for this new facility has been a tremendous experience as we imagine and build toward a stronger Iowa beef production environment and a stronger Iowa Premium. We're just getting started," Surman said.

National Beef recognizes when an investment in something new is part of a greater strategy to support something steadfast.

In this case, a new Tama, Iowa, production facility will replace the old, and by doing so is helping guarantee Iowa cattle production and the people who turn that into beef are irreplaceable.

For generations to come. ♦

May 2022 uspremiumbeef.com 13

14 uspremiumbeef.com May 2022 U.S. Premium Beef, LLC P.O. Box 20103 Kansas City, MO 64195 ADDRESS SERVICE REQUESTED DID YOU KNOW... • If you have changed any of your contact information recently, please provide the specifics to the USPB office. • The best way to submit information is to email us at uspb@uspb.com. • Please notify us if you have unused Class A delivery rights you desire to make available for lease.